Exhibit 8

[LETTERHEAD OF OBER, KALER, GRIMES & SHRIVER, P.C.]

August 11, 2011

Boards of Directors

Carroll Community Bank

Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

Ladies and Gentlemen:

We have acted as special tax counsel to Carroll Bancorp, Inc. (“Holding Company”) and Carroll Community Bank (“Bank”) in connection with the overall transaction, described in more detail below, in which the Bank will be converted from the mutual to stock form of organization, the Holding Company will become the sole stockholder of the Bank, and stock in the Holding Company will be offered for sale. You have asked us to opine on the material federal and State of Maryland tax consequences of such transaction.

In rendering the opinions expressed below, we have reviewed and relied upon the Amended Plan of Conversion of Carroll Community Bank (“Plan”), the Form S-1 Registration Statement filed with the Securities and Exchange Commission, as amended (“Registration Statement”), and certain factual representations concerning the Plan and the transaction made by representatives of the Holding Company (together, the “Documents”). Unless otherwise indicated, terms used in this opinion have the meanings set forth in the Plan.

FACTS

As a Maryland chartered mutual savings bank, the Bank does not have stockholders and has no authority to issue capital stock. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Bank based upon the balance in his or her accounts with the Bank. This ownership interest in the Bank may be realized only upon a liquidation of the Bank. A depositor who closes an account receives nothing for the ownership interest in the net worth of Bank.

Pursuant to the Plan, the Holding Company will be formed as a new Maryland stock corporation. Following approval of the Plan by the Maryland Office of the Commissioner of Financial Regulation and receipt of notice of non-objection by the Federal Deposit Insurance Corporation, and the approval of the Plan by the voting members of the Bank, (i) the Bank will amend and restate its articles of incorporation to reflect a Maryland commercial bank, which authorizes the issuance of capital stock, (ii) the Holding Company will conduct an offering of its common stock (“Offering”) pursuant to the Registration Statement, and (iii) the Holding Company will purchase all of the capital stock to be issued by the Bank for 85% of the net

Boards of Directors

Carroll Bancorp, Inc.

Carroll Community Bank

August 11, 2011

proceeds of the Offering, leaving the Bank as a wholly-owned subsidiary of the Holding Company.

The Plan provides that members of the Bank will be granted nontransferable rights (“Subscription Rights”) to subscribe for common stock of the Holding Company in the Offering. The Plan further provides that stock not sold through the exercise of Subscription Rights is to be offered at the same price to persons in the community. The Bank has received an opinion from RP Financial, LC. to the effect that the Subscription Rights have no economic value because they were acquired without cost, are nontransferable and of short duration, and afford the recipient the right to purchase stock at the same price at which it will be offered to others.

The Plan also provides for the establishment of a liquidation account (“Liquidation Account”) for the benefit of those former members of the Bank who had an ownership interest in the Bank prior to the conversion, in an amount equal to 100% of the Bank’s stockholders’ equity as reflected in its latest balance sheet contained in the Registration Statement. Each such former member, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank, to a pro rata interest in the Liquidation Account prior to any payment to the Holding Company as the sole stockholder of the Bank. A former member’s share of the Liquidation Account cannot increase above the initial share, but will decrease upon any reduction in the balance of the former member’s deposit account. The Holding Company has represented, and we have assumed for purposes of our opinion, that there is no plan to liquidate the Bank.

In reaching the opinions set forth below, we have assumed that:

(a) there are no oral or written modifications of or amendments to the Documents, as reviewed by us, there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise, and the transactions contemplated by the Plan will be consummated in accordance with the terms of the Plan.

(b) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

OPINIONS

Based upon our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal and State of Maryland income tax purposes:

Boards of Directors

Carroll Bancorp, Inc.

Carroll Community Bank

August 11, 2011

1. The conversion of the Bank from the mutual to the stock form of organization will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized by the Bank and the Holding Company by reason of such conversion;

2. Neither the Bank nor the Holding Company will recognize any gain or loss upon the transfer of a portion of the offering proceeds from the Holding Company to the Bank in exchange for shares of common stock of the Bank;

3. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in the Bank in its mutual form, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the receipt by them of an interest in the Liquidation Account of the Bank, in its stock form, in exchange for their ownership interests in the event of a liquidation of the Bank in its mutual form;

4. The basis of the account holders’ deposit accounts in the Bank, in its stock form, will be the same as the basis of their deposit accounts in the Bank, in its mutual form, surrendered in exchange therefore, and the basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Bank, in its stock form, will be zero, the cost of an interest in the Liquidation Account;

5. It is more likely than not that the Subscription Rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the subscription price in the subscription offering, community offering, and syndicated community offering, which is equal to the estimated fair market value of the common stock, and accordingly no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of Subscription Rights, provided that the amount to be paid for Holding Company common stock is equal to the fair market value of Holding Company common stock;

6. Assuming no gain or loss is recognized upon the receipt of the Subscription Rights, the basis of the shares of Holding Company common stock purchased in the Offering through the exercise of Subscription Rights will be the purchase price, and the holding period of the Holding Company common stock purchased pursuant to the exercise of Subscription Rights will commence on the date on which the right to acquire such stock was exercised;

7. No gain or loss will be recognized by the Holding Company on the receipt of

Boards of Directors

Carroll Bancorp, Inc.

Carroll Community Bank

August 11, 2011

money in exchange for shares of Holding Company common stock sold in the Offering; and

8. The Maryland income tax consequences of the transactions described above to Holding Company, the Bank, and the former members of the Bank will be identical to their consequences for federal income tax purposes.

If the Subscription Rights are deemed to have an ascertainable value, receipt of these rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to their value, whether or not the Subscription Rights are exercised, and the Bank and/or the Holding Company could recognize gain on the distribution.

The opinions set forth in this letter are based upon the applicable provisions of the Code, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. No rulings will be sought from the IRS with respect to any of the matters discussed herein. There can be no assurance that the conclusions presented herein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion filed with the Maryland Office of the Commissioner of Financial Regulation. We also consent to the references to our firm in the Prospectus, which is part of the Registration Statement under the captions “The Conversion and Offering – Material Income Tax Consequences,” and “Legal Matters,” and to the summary of our opinion in such Prospectus.

Very truly yours,

OBER, KALER GRIMES & SHRIVER, P.C.

By:	/s/ Frank C. Bonaventure
Frank C. Bonaventure, Shareholder